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                                                                    EXHIBIT 12.3

                             COX COMMUNICATIONS, INC

                     STATEMENT SETTING FORTH COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                   Year Ended December 31
                                                                      1991        1992      1993       1994      1995
                                                                    ----------------------------------------------------
                                                                                    (Dollars in Millions)
Earnings available for Fixed Charges:
-------------------------------------
Income (loss) from continuing operations before minority interest   $   83.7   $   93.0   $   77.1   $   26.6   $  103.8
Income tax expense (benefit)                                            67.7       76.4       66.0       25.8       99.9
Equity in net losses of affiliated companies                             0.4        0.5       28.2       43.9       79.7
Fixed Charges (see below), excluding capitalized interest               26.4       23.0       22.3       49.0      136.6
                                                                    ----------------------------------------------------
     Total                                                          $  178.2   $  192.9   $  193.6   $  145.3   $  420.0
                                                                    ====================================================

Fixed charges:
--------------
Interest expense                                                    $   16.8   $   13.4   $   12.9   $   46.1   $  132.3
Minority interest expense (pre tax)                                      0.0        0.0        0.0        0.0        0.0
Capitalized interest                                                     0.0        0.0        0.0        0.1       14.2
Interest component of rentals charged to income                          9.6        9.6        9.4        2.9        4.3
Dividends on subsidiary preferred stock                                  0.0        0.0        0.0        0.0        0.0
                                                                    ----------------------------------------------------
     Total fixed charges including capitalized interest             $   26.4   $   23.0   $   22.3   $   49.1   $  150.8
                                                                    ====================================================
Ratio of earnings to fixed charges                                       6.8        8.4        8.7        3.0        2.8
                                                                    ====================================================
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